Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sientra, Inc.:

We consent to the use of our report dated March 10, 2016, with respect to the balance sheets of Sientra, Inc. as of December 31, 2015 and 2014, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Woodland Hills, California

April 11, 2016